Exhibit 99.1

IPG PHOTONICS ANNOUNCES FIRST QUARTER 2024 FINANCIAL RESULTS
Delayed E-mobility Investments and Soft Industrial Demand Negatively Impacted Results
Strong Operating Cash Flow Benefited from Working Capital Management
MARLBOROUGH, Mass. – April 30, 2024 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2024.

	Three Months Ended March 31,
(In millions, except per share data and percentages)	2024	2023	Change
Revenue	$252.0	$347.2	(27)%
Gross margin	38.7%	42.3%
Operating income	$19.1	$75.4	(75)%
Operating margin	7.6%	21.7%
Net income attributable to IPG Photonics Corporation	$24.1	$60.1	(60)%
Earnings per diluted share	$0.52	$1.26	(59)%

Management Comments
"In the first quarter, we continued to generate strong cash flow from operations, reduce inventory and control manufacturing expenses, in spite of the challenging conditions. We also remained focused on our strategy to unlock additional growth opportunities for fiber lasers such as welding, cleaning, heating and medical, which would allow us to diversify our revenue away from highly competitive markets," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer." While delayed investments in electric battery capacity worldwide, soft industrial demand across most of our major geographies, and inventory management by some large OEM customers impacted first quarter results, we believe that our strong technology differentiation helps us continue to displace other laser and non-laser tools across a growing range of applications, positioning our business for growth in the future."
Financial Highlights
First quarter revenue of $252 million decreased 27% year over year. Changes in foreign exchange rates reduced revenue growth by approximately $8 million or 2%. By region, sales decreased across all major geographies and were down 38% in China, 16% in North America, 21% in Europe and 23% in Japan on a year-over-year basis. Materials processing sales accounted for 90% of total revenue and decreased 28% year over year. The decline was due to lower revenue in most applications, except for growth in 3D printing and heating, and flat sales in parts and services. Other applications sales decreased 25% year over year due to lower revenue in medical and advanced applications.
Emerging growth products sales accounted for 45% of total revenue and were negatively impacted by lower demand in e-mobility and solar cell manufacturing applications, lower sales in handheld welding applications and inventory adjustment by a large medical customer.
Gross margin of 38.7% decreased 360 basis points year over year due to reduced absorption of manufacturing expenses and increased inventory reserves, partially offset by lower product and shipping costs. Earnings per diluted share (EPS) of $0.52 decreased 59% year over year. The gain on sale of assets increased operating income by $7 million and increased diluted EPS by $0.11. Foreign exchange transaction loss decreased operating income by $2 million and earnings per share by $0.03 in the first quarter. The effective tax rate in the quarter was 28%. During the first quarter, IPG generated $55 million in cash from operations and spent $28 million on capital expenditures and $90 million on share repurchases.

Exhibit 99.1
Business Outlook and Financial Guidance
“Despite a challenging first quarter, our book-to-bill was slightly above one for the first time since the first quarter last year, which may indicate that industrial demand is stabilizing and could start to improve modestly later in the year," concluded Dr. Scherbakov.
For the second quarter of 2024, IPG expects revenue of $240 million to $270 million. The Company expects the second quarter tax rate to be approximately 25%, including certain discrete items. IPG anticipates delivering earnings per diluted share in the range of $0.30 to $0.60.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions, product demand, order cancellations and delays, competition, tariffs, currency fluctuations and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of euro 0.93, Russian ruble 92, Japanese yen 151 and Chinese yuan 7.10, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Financial Data Workbook and First Quarter 2024 Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, April 30, 2024 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including indications of stabilizing industrial demand and improvements later in the year, revenue outlook, tax rate and earnings guidance, and the impact of the U.S. dollar on our guidance for second quarter of 2024. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 21, 2024) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
	2024	2023
	(In thousands, except per share data)
Net sales	$252,009	$347,174
Cost of sales	154,473	200,236
Gross profit	97,536	146,938
Operating expenses:
Sales and marketing	22,998	21,088
Research and development	29,381	22,770
General and administrative	31,158	30,128
Gain on sale of assets	(6,776)	—
Restructuring charges, net	—	181
Loss (gain) on foreign exchange	1,675	(2,655)
Total operating expenses	78,436	71,512
Operating income	19,100	75,426
Other income, net:
Interest income, net	14,177	7,533
Other income, net	325	331
Total other income	14,502	7,864
Income before provision of income taxes	33,602	83,290
Provision for income taxes	9,503	23,155
Net income attributable to IPG Photonics Corporation	$24,099	$60,135
Net income attributable to IPG Photonics Corporation per share:
Basic	$0.52	$1.26
Diluted	$0.52	$1.26
Weighted average common shares outstanding:
Basic	45,960	47,542
Diluted	46,175	47,776

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2024	2023
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$496,452	$514,674
Short-term investments	643,655	662,807
Accounts receivable, net	184,012	219,053
Inventories	431,899	453,874
Prepaid income taxes	24,530	26,038
Prepaid expenses and other current assets	49,071	38,208
Total current assets	1,829,619	1,914,654
Deferred income taxes, net	84,452	88,788
Goodwill	38,351	38,540
Intangible assets, net	24,802	26,234
Property, plant and equipment, net	585,751	602,257
Other assets	35,461	28,425
Total assets	$2,598,436	$2,698,898
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,675	$28,618
Accrued expenses and other current liabilities	163,011	181,350
Income taxes payable	2,441	4,893
Total current liabilities	192,127	214,861
Other long-term liabilities and deferred income taxes	65,589	68,652
Total liabilities	257,716	283,513
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,521,438 and 45,566,746 shares issued and outstanding, respectively, at March 31, 2024; 56,317,438 and 46,320,671 shares issued and outstanding, respectively, at December 31, 2023.	6	6
Treasury stock, at cost, 10,954,692 and 9,996,767 shares held at March 31, 2024 and December 31, 2023, respectively.	(1,251,121)	(1,161,505)
Additional paid-in capital	1,002,600	994,020
Retained earnings	2,819,493	2,795,394
Accumulated other comprehensive loss	(230,258)	(212,530)
Total IPG Photonics Corporation equity	2,340,720	2,415,385
Total liabilities and equity	$2,598,436	$2,698,898

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income	$24,099	$60,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,214	17,889
Provisions for inventory, warranty & bad debt	14,761	17,214
Other	143	19,561
Changes in assets and liabilities that provided (used) cash, net of acquisitions:
Accounts receivable and accounts payable	32,579	(29,242)
Inventories	1,498	(8,989)
Other	(34,698)	(39,288)
Net cash provided by operating activities	54,596	37,280
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(28,052)	(33,404)
Proceeds from sales of property, plant and equipment	25,262	1,600
Purchases of short-term investments	(226,521)	(343,820)
Proceeds from short-term investments	252,890	279,499
Other	157	107
Net cash provided by (used in) investing activities	23,736	(96,018)
Cash flows from financing activities:
Principal payments on long-term borrowings	—	(298)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	(1,158)	(3,844)
Purchase of treasury stock, at cost	(89,616)	(113,094)
Net cash used in financing activities	(90,774)	(117,236)
Effect of changes in exchange rates on cash and cash equivalents	(5,780)	(1,098)
Net decrease in cash and cash equivalents	(18,222)	(177,072)
Cash and cash equivalents — Beginning of period	514,674	698,209
Cash and cash equivalents — End of period	496,452	521,137
Supplemental disclosures of cash flow information:
Cash paid for interest	$4	$525
Cash paid for income taxes	$8,005	$19,203

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Amortization of intangible assets:
Cost of sales	$488	$564
Sales and marketing	937	1,457
Total amortization of intangible assets	$1,425	$2,021

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Cost of sales	$2,075	$2,646
Sales and marketing	1,502	1,293
Research and development	2,631	1,796
General and administrative	3,524	3,876
Total stock-based compensation	9,732	9,611
Tax effect of stock-based compensation	(2,140)	(2,096)
Net stock-based compensation	$7,592	$7,515

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Excess tax benefit (detriment) on stock-based compensation	$(3,649)	$(1,708)